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                                EXHIBIT 4(a)(2)





                          Certificate of Amendment to

                 Amended and Restated Articles of Incorporation

                             of Borror Corporation

                      (now known as Dominion Homes, Inc.)

           (as filed with the Ohio Secretary of State on May 7, 1997)

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                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                               BORROR CORPORATION

          The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Borror Corporation, an Ohio corporation (the "Company"); that the resolution set forth immediately below was duly adopted by the persons entitled to exercise not less than a majority of the voting power of the Company at the annual meeting of the shareholders of the Company duly called and held on May 7, 1997; and that said resolution is in full force and effect, without amendment, as of the date hereof:

          RESOLVED, that Article FIRST of the Company's Amended and Restated Articles of Incorporation be, and it hereby is, amended to read as follows:

                    FIRST: The name of the corporation shall be Dominion Homes, Inc. (the "Corporation").


          IN WITNESS WHEREOF, the undersigned has executed this Certificate, for and on behalf of Borror Corporation, on the 7th day of May, 1997.

                                        /s/ ROBERT A. MEYER, JR.
                                        -------------------------------
                                        Robert A. Meyer, Jr., Secretary

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